Exhibit 99.3

April 9, 2021

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Consent to Reference in Proxy Statement/Prospectus

ACE Convergence Acquisition Corp. (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ John Lofton Holt
Name: John Lofton Holt